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                                                                   EXHIBIT (3.1)
                     RESTATED CERTIFICATE OF INCORPORATION

     JONES MEDICAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is JONES MEDICAL INDUSTRIES, INC. Jones Medical Industries, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 24, 1981.
     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Certificate of Incorporation of this corporation, as heretofore amended or supplemented.
     3. The text of the Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                  ARTICLE ONE

           The name of the corporation is Jones Medical Industries, Inc.

                                  ARTICLE TWO

           The address of its registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent as such address is The Corporation Trust Company.

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                                 ARTICLE THREE

           The aggregate number of shares which the corporation shall have authority to issue is Ten Million (10,000,000) shares of stock, with a par value of $.04 per share.

                                  ARTICLE FOUR

           No holder of any shares of stock of the corporation, whether now or hereafter authorized or outstanding, shall have any preemptive or preferential right of any kind to acquire, subscribe for or have offered to him any shares of stock or any other securities of the corporation, whether such stock or other securities are now or hereafter authorized or issued.

                                  ARTICLE FIVE

           The number of directors to constitute the Board of Directors from time to time shall be not less than three (3) nor more than nine (9). Said number shall be fixed in the manner set forth in the Bylaws.

                                  ARTICLE SIX

           The power to make, alter, amend or repeal the Bylaws of the corporation is vested in the Board of Directors.

                                 ARTICLE SEVEN

           The duration of the corporation is PERPETUAL.

                                 ARTICLE EIGHT

           The corporation is formed for the following purpose:

           To engage in any lawful act or activity for which corporations may be organized under the "General Corporation Law of the State of Delaware."

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                                  ARTICLE NINE

           No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director, as a director. However, a director shall be liable to the extent provided by applicable law (i) for a breach of the director's duty of loyalty to the corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal of these provisions.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Company this 14th day of June, 1988.

                                   JONES MEDICAL INDUSTRIES, INC.

                                   By /s/ Dennis M. Jones
                                      ----------------------------
                                                President

(SEAL)

ATTEST:

/s/ Judith A. Jones
-----------------------------
      Secretary

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